Exhibit 10.1
MANAGEMENT PERFORMANCE SHARE AGREEMENT
     MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Performance Shares (your “Performance Shares”). Your Performance Shares are subject to the terms and conditions of this Management Performance Share Agreement (this “Agreement”) and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plan”).
     1. Standard Performance Terms.
     (a) The terms of this Section 1 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Shares except in so far as Sections 2 (Change of Status) or 3 (Change of Control) apply.
     (b) The Performance Period for your Performance Shares will begin on [date], [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. After the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Shares payable in accordance with this Section 1 (your “Final Performance Shares”), and your Final Performance Shares will be due and payable in Shares at the time specified in Section 8.
     (c) If the Committee determines in writing that the Company had net income available to common shareholders for either the third calendar year of the Performance Period or for the Performance Period as a whole, then you will be eligible for a payment of up to 200% of your Performance Shares. Net income available to common shareholders for any period will be determined with reference to the Company’s Form 10-K on file with the Securities and Exchange Commission for the third year of the Performance Period on the date of the Committee’s determination.
     (d) If, under Section 1(c), you are eligible for a payment, the Committee will determine your Final Performance Shares by multiplying your Performance Shares by the “Performance Factor.” The Performance Factor means a percentage (from zero to 200%) which is the sum of two other percentages (each from zero to 100%), described in (1) and (2) below, multiplied by the factor determined by (3) below, if applicable.
     (1) The first percentage will be based on the Company’s average percentile performance with respect to Change in Annual Net Operating Income Available to Common Shareholders Per Share during the Performance Period relative to the other companies in the Index, determined in the following manner:
     (a) First, the Net Operating Income Available to Common Shareholders Per Share will be determined for the Company and for each of the other companies in the Index, for each calendar year of the Performance Period and the calendar immediately preceding the first calendar year of the Performance Period. For this purpose, “Net Operating Income Available to Common Shareholders Per Share” for each calendar year will have the meaning of that term, or its substantial equivalent, defined in or derived from the Company’s quarterly financial supplement for the fourth quarter of the prior year filed with or furnished to the United States Securities and Exchange Commission.

     (b) Second, the Change in Annual Net Operating Income Available to Common Shareholders Per Share will be determined for the Company and for each of the other companies in the Index for each calendar year of the Performance Period. For this purpose, “Change in Annual Net Operating Income Available to Common Shareholders Per Share” means Net Operating Income Available to Common Shareholders Per Share for each calendar year of the Performance Period divided by Net Operating Income Available to Common Shareholders Per Share in the immediately preceding calendar year.
     (c) Third, the Company’s Change in Annual Net Operating Income Available to Common Shareholders Per Share for each calendar year of the Performance Period will be compared to the Change in Annual Net Operating Income Available to Common Shareholders Per Share for each of the other companies in the Index for the same calendar year to determine the percentage of the other companies in the Index whose performance was less than that of the Company, rounded down to the nearest whole number percentile appearing on the left-hand column of Table 2 of Schedule A to this Agreement (Company performance greater than every other company in the Index being deemed to be performance in the ninety-ninth percentile), producing the Company’s percentile performance relative to the other companies in the Index.
     (d) Fourth, a percentage for each calendar year of the Performance Period will be determined using the percentile determined under Section 1(d)(1)(c) and the corresponding percentage on the right-hand column of Table 1 of Schedule A to this Agreement.
     (e) Finally, the three percentages referenced in Section (1)(d)(1)(d) will be averaged.
     (2) The second percentage will be based on the Company’s performance with respect to Proportionate Total Shareholder Return during the Performance Period as a percentage of that of the Index, determined according to Table 2 of Schedule A to this Agreement, determined in the following manner:
      (a) First, the Initial Closing Price of the Company and the Index will each be determined. For this purpose, “Initial Closing Price” means, in the case of the Company the average Closing Price, and in the case of the Index the value of the Index, in each case for the twenty (20) trading days prior to the first day of the Performance Period.
     (b) Second, the Final Closing Price of the Company and the Index will each be determined. For this purpose, “Final Closing Price” means, in the case of the Company the average Closing Price, and in the case of the Index the value of the Index, in each case for the twenty (20) trading days prior to and including the final day of the Performance Period.
     (c) Third, the Total Shareholder Return of the Company and the Index will each be determined, and expressed as a percentage. For this purpose, “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final

Closing Price, plus (in the case of the Company) dividends (if any) actually paid on Shares on a reinvested basis from the first day of the Performance Period to and including the last day of the Performance Period.
     (d) Fourth, the Proportionate Total Shareholder Return of the Company and the Index will each be determined. For this purpose, “Proportionate Total Shareholder Return” means Total Shareholder Return divided by Initial Closing Price.
     (e) Fifth, the Proportionate Total Shareholder Return of the Index will be subtracted from the Company’s Proportionate Total Shareholder Return, and the result rounded up or down to the nearest percentage appearing on the left-hand column of Table 2 of Schedule A to this Agreement (any result precisely halfway between two percentages being rounded up to the next highest percentage).
     (f) Finally, a percentage will be determined using the result produced under Section 1(d)(2)(e) and the corresponding percentage on the right-hand column of Table 2 of Schedule A to this Agreement.
     (3) If the Total Shareholder Return of the Company, as determined under Section (1)(d)(2)(c), is zero percent or less, then the sum of the percentages described under Sections (1)(d)(1) and (1)(d)(2) will be multiplied by a factor of seventy-five hundredths (0.75) and rounded up or down to the nearest whole percentage (any result precisely halfway between two percentages being rounded up to the next highest percentage) to determine the Performance Factor.
     (e) For purposes of Section 1(d)(1), the companies in the Index refers to each company, other than the Company, that:
     (1) does not adopt International Financial Reporting Standards with respect to a reporting period earlier than the reporting period with respect to which the Company does so,
     (2) has publicly reported its earnings in conformity with accounting principles generally accepted in the United States of America for each of the two calendar years being compared under Section 1(d)(1)(b); and
     (3) is included in the Standard & Poor’s Insurance Index derived from Fortune 500 companies for the entirety of the second of the two calendar years being compared under Section 1(d)(1)(b).
     (f) For purposes of Section 1(d)(2), the Index refers to the Standard & Poor’s Insurance Index derived from Fortune 500 companies, including any weighting of the stock of the companies included in that index that is applied by Standard & Poor’s, from time to time.
     2. Change of Status. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. In the event of a Change of Control, any applicable terms of Section 3 (Change of Control) will supersede the terms of this Section 2.

     (a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, the Standard Performance Terms will continue to apply to your Performance Shares. Once this provision applies, no other change of status described in this Section 2 (except the provision regarding termination for Cause) will affect your Performance Shares, even if you subsequently return to active service or your employment with the Company or an Affiliate terminates other than for Cause.
     (b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death, your Performance Shares will be due and payable in Shares (or cash at a value equal to the Closing Price on the date of your death, if so determined by the Committee). Any payment will be made at the time specified in Section 8.
     (c) Retirement. If your employment with the Company or an Affiliate terminates (other than for Cause) on after your early retirement date or normal retirement date (in each case determined under any ERISA qualified pension plan offered by the Company or an Affiliate in which you participate) (“Retirement”), the Standard Performance Terms will continue to apply to your Performance Shares.
     (d) Bridge Eligibility. If your employment with the Company or an Affiliate terminates (other than for Cause) with bridge eligibility for retirement-related medical benefits (determined under an ERISA qualified benefit plan offered by the Company or an Affiliate in which you participate, if any) (“Bridge Eligibility”), and your separation agreement (offered to you under the severance program offered by the Company or an Affiliate to its Employees) becomes final, the Standard Performance Terms will continue to apply to your Performance Shares.
     (e) Termination for Cause. In the event that your employment with the Company or an Affiliate terminates for Cause, your Performance Shares will be forfeited immediately.
     (f) Other Termination of Employment. Unless the Committee determines otherwise, if no other provision in this Section 2 regarding change of status applies, including, for example, your voluntary termination of employment, your termination without Retirement or Bridge Eligibility, or your termination by the Company or an Affiliate without Cause, your Performance Shares will be forfeited immediately unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent your separation agreement becomes final, your Prorated Performance Shares will be due and payable to you. Any payment will be made at the time specified in Section 8. The number of your “Prorated Performance Shares” will be determined by dividing the number of calendar months in the Performance Period that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Performance Shares, and rounding to the nearest whole number; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the beginning of the Performance Period, then the number of your Prorated Performance Shares shall be zero (0). Payment for each of your Prorated Performance Shares will be made in cash at a value equal to the Closing Price on the Grant Date, and shall be rounded to the nearest one-hundred dollars ($100.00). If your separation agreement does not become final, your Performance Shares will be forfeited.
     3. Change of Control.
     (a) Except as provided in Section 3(b), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Performance

Shares will be due and payable in the form of cash equal to the number of your Performance Shares multiplied by the Change of Control Price. Any payment will be made at the time specified in Section 8.
     (b) The terms of Section 3(a) will not apply to your Performance Shares if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Performance Shares pursuant to Section 15.2 of the Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.
     4. Nontransferability of Awards. Except as provided in Section 5 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Shares, and all rights with respect to your Performance Shares are exercisable during your lifetime only by you.
     5. Beneficiary Designation. You may name any beneficiary or beneficiaries (who may be named contingently or successively) who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.
     6. Tax Withholding. The Company will withhold from payment made under this Agreement an amount sufficient to satisfy the minimum statutory Federal, state, and local tax withholding requirements relating to payment on account of your Performance Shares.
     7. Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Performance Shares in recognition of unusual or nonrecurring events affecting the Company or its financial statements (such as a Common Stock dividend, Common Stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), or in recognition of changes to applicable laws, regulations, or accounting principles, to prevent unintended dilution or enlargement of the potential benefits of your Performance Shares. The Committee’s determinations in this regard will be conclusive.
     8. Timing of Payment.
     (a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. If Shares are to be paid to you, you will receive evidence of ownership of those Shares.
     (b) If payment is due and payable under Section 2(b), it will be made upon your death.
     (c) If payment is due and payable under Section 2(f), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).
     (d) If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is not a

“change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(e).
     (e) If payment is due and payable under the Standard Performance Terms and you have chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made at the time determined under that plan. If payment is due and payable under the Standard Performance Terms and you have not chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made in the calendar year after the end of the Performance Period.
     9. Closing Price. For purpose of this Agreement, “Closing Price” will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Plan for all purposes related to your Performance Shares.
     10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.
     11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York, to which jurisdiction the Company and you consent.
     12. Miscellaneous. For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Plan and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan. Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Performance Shares. No promises, terms, or agreements of any kind regarding your Performance Shares that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable. If you are an Employee of an Affiliate, your Performance Shares are being provided to you by the Company on behalf of that Affiliate, and the value of your Performance Shares will be considered a compensation obligation of that Affiliate. Your Performance Shares are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Performance Shares on account of any dividend paid on Shares. The issuance of Shares or payment of cash pursuant to your Performance Shares is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.
     13. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.
     14. Agreement to Protect Corporate Property. The grant of your Performance Shares is subject to your execution of the Agreement to Protect Corporate Property provided to you with this Agreement (“Property Agreement”). If you do not return a signed copy of the Property Agreement, this Agreement and the Performance Shares granted to you will be void. The Company may in its sole discretion allow an extension of time for you to return your signed Property Agreement.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and you have executed this Agreement.

METLIFE, INC.		EMPLOYEE

By:	C. Robert Henrikson	[name]

Name

Chairman of the Board,
President, and Chief Executive Officer
Title

	Signature	Signature

Date:

Schedule A
to Management Performance Share Agreement

Table 1		Table 2
Company Change in
Annual Net	First Percentage	Index Proportionate
Operating Income	(Averaged For Each	Total Shareholder
Available to Common	Year of	Return subtracted	Second Percentage
Shareholders Percentile	Performance Period) For	from Company	For Purposes of
Relative to Other	Purposes of Determining	Proportionate Total	Determining
Companies in the Index	Performance Factor*	Shareholder Return	Performance Factor*
0-24	0	-26.0% or less	0
25	25	-25.0%	25
26	26	-24.0%	26
27	27	-23.0%	27
28	28	-22.0%	28
29	29	-21.0%	29
30	30	-20.0%	30
31	31	-19.0%	31
32	32	-18.0%	32
33	33	-17.0%	33
34	34	-16.0%	34
35	35	-15.0%	35
36	36	-14.0%	36
37	37	-13.0%	37
38	38	-12.0%	38
39	39	-11.0%	39
40	40	-10.0%	40
41	41	-9.0%	41
42	42	-8.0%	42
43	43	-7.0%	43
44	44	-6.0%	44
45	45	-5.0%	45
46	46	-4.0%	46
47	47	-3.0%	47
48	48	-2.0%	48
49	49	-1.0%	49
50	50	0.0%	50
51	52	1.2%	52
52	54	2.4%	54
53	56	3.6%	56
54	58	4.8%	58
55	60	6.0%	60
56	62	7.2%	62
57	64	8.4%	64
58	66	9.6%	66
59	68	10.8%	68
60	70	12.0%	70
61	72	13.2%	72
62	74	14.4%	74
63	76	15.6%	76
64	78	16.8%	78
65	80	18.0%	80
66	82	19.2%	82
67	84	20.4%	84
68	86	21.6%	86
69	88	22.8%	88
70	90	24.0%	90
71	92	25.2%	92
72	94	26.4%	94
73	96	27.6%	96
74	98	28.8%	98
75-99	100	30.0% or greater	100

*	First percentage is determined for each calendar year of the Performance Period and averaged, and added to second percentage. The total is multiplied by 0.75 if the Total Shareholder Return of the Company is zero percent or less, and then multiplied by the number of Performance Shares granted to determine the number of Final Performance Shares. See Section 1 of this Agreement.